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                               AMENDMENT NO. 2 TO
                               RIGHTS AGREEMENT OF
                          SEEQ TECHNOLOGY INCORPORATED


     Amendment No. 2, dated as of February 22, 1999 (the "Amendment"), to the Rights Agreement, dated as of April 21, 1995, as amended as of August 13, 1997 (as so amended, the "Agreement"), between SEEQ Technology Incorporated, a Delaware corporation (the "Company"), and American Stock Transfer Company (the "Rights Agent").

                                   WITNESSETH:

     WHEREAS, the Company and the Rights Agent entered into the Agreement; and

     WHEREAS, on February 21, 1999, the Board of Directors of the Company, upon approval of the Continuing Directors (as defined in the Agreement) in accordance with Section 27 of the Agreement, determined it desirable and in the best interest of the Company and its stockholders to amend certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment to Section 1(a). The definition of "Acquiring Person" in Section 1(a) of the Agreement is amended by deleting the parenthetical "(upon approval by a majority of the Continuing Directors (as such term is hereinafter defined))" in the last sentence of that Section.

     Section 2. Amendment to Section 1(c)(ii)(A)(2). Section 1(c)(ii)(A)(2)of the Agreement is amended by deleting the words "upon the affirmative vote of a majority of the Continuing Directors," in the last sentence of that Section.

     Section 3. Amendment to Section 1(i). Section 1(i) of the Agreement is amended to delete the current text thereof and to insert in lieu thereof the words "intentionally omitted".

     Section 4. Amendment to Sections 3(a), 11(a), 11(b), 11(c), 11(d), 13(d), 14(a), 24(a), 24(d), 27, 31. Each of Sections 3(a), 11(a), 11(b), 11(c), 11(d),
13(d), 14(a), 24(a), 24(d), 27 and 31 of the Agreement is amended to delete the words "upon approval by a majority of the Continuing Directors," (and, where such words appear in parentheses, the parentheses surrounding such words) each and every time those words appears in each of those Sections.

     Section 5. Amendment to Section 23(a). Section 23(a) of the Agreement is amended to read in its entirety as follows: "The Board of Directors may, at any time prior to the Shares Acquisition Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (the redemption price being


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hereinafter referred to as the "Redemption Price"), and the Company may, at its
option, pay the Redemption Price either in cash, Common Shares (based on the current per share market price thereof (as determined pursuant to Section 11(d) hereof) at the time of redemption), or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

     Section 6. Amendment to Section 29. Section 29 of the Agreement is amended to (I) delete the phrases "(and, where specifically provided for herein, only upon approval by a majority of the Continuing Directors)" and "(or, where specifically provided for herein, only upon approval by a majority of the Continuing Directors)"each time those parentheticals appear in such Section, and
(ii) delete the words "or the Continuing Directors" from clause (y) in the last sentence of such Section.

     Section 7. Addition of New Section 35. The Agreement is amended by adding a new Section 35 thereof which shall read as follows:

     "Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, neither Parent or Merger Sub (each as defined in the Agreement and Plan of Reorganization and Merger, dated as of February 21, 1999 among LSI Logic Corporation , Stealth Acquisition Corporation and the Company (the "Merger Agreement")) nor any of their affiliates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by reason of (a) the approval, execution or delivery of any of the Merger Agreement, the Company Voting Agreements (as defined in the Merger Agreement), the Company Option Agreement (as defined in the Merger Agreement) or any amendments to any thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Merger (as defined in the Merger Agreement)."

     Section 8. Amendment of Summary of Rights. The Summary of Rights attached as Exhibit C to the Agreement is amended to (i) delete the words "upon the approval of a majority of the Continuing Directors," wherever such words appear in the Summary of Rights, and (ii) delete the words "Continuing Directors" wherever such words continue to appear in the Summary of Rights after the deletion of the phrase identified in (i) of this Section 8 and replace such words with the words "Board of Directors."

     Section 9. Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Agreement shall remain in full force and effect and be otherwise unaffected hereby.

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     Section 10. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                 SEEQ TECHNOLOGY INCORPORATED



By:___________________________          By:__________________________
   Name:                                   Name:
   Title:                                  Title:


Attest:                                  AMERICAN STOCK TRANSFER & TRUST COMPANY



By:___________________________          By:__________________________
   Name:                                   Name:
   Title:                                  Title: